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                                                                    EXHIBIT 99.3




                        [Apache Corporation Letterhead]


          APACHE OFFERS $100 MILLION OF 5.68% NONCONVERTIBLE PREFERRED


CONTACTS:
(Media): Tony Lentini (713) 296-6227
Bill Mintz (713/296-7276)
(Investor): Robert Dye (713) 296-6662

Houston (August 20, 1998) - Apache Corporation (NYSE: APA) today announced the offering of $100 million of 5.68 percent Series B Cumulative Preferred Stock. These perpetual preferred shares are not convertible into other securities of the Company.

Net proceeds of the issue will be used to repay debt outstanding under several money market lines of credit and to reduce outstanding borrowings under the Canadian portion of Apache's global credit facility.

Salomon Smith Barney is the underwriter for the offering, which is expected to close on August 25, 1998.

The shares are redeemable at the company's option on or after August 25, 2008, or earlier under certain other conditions related to changes in existing tax law. Dividends will be paid quarterly, commencing on October 30, 1998.

"This offering enables Apache to raise capital at an extremely favorable rate without issuing additional common shares and diluting shareholders' equity," said Roger B. Plank, chief financial officer.

Apache Corporation is a large oil and gas independent with operations in North America, Egypt, Western Australia, Poland, People's Republic of China, Cote d'Ivoire and Indonesia. Its shares are traded on the New York and Chicago stock exchanges.

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